Exhibit 99.1


            Technical Communications Corporation Reports Results for
                 the Fiscal Second Quarter Ended March 25, 2006


     CONCORD, Mass.--(BUSINESS WIRE)--April 28, 2006--Technical Communications Corporation (OTC BB: TCCO.OB) today announced its results for the fiscal quarter ended March 25, 2006. For the quarter ended March 25, 2006, the Company reported a net loss of $159,000, or $0.12 per share, on revenue of $1,005,000, as compared to a net loss of $437,000, or $0.32 per share, on revenue of $555,000 for the same period in fiscal 2005. For the six months ended March 25, 2006, the Company reported a net loss of $263,000, or $0.19 per share, on revenue of $1,919,000, as compared to a net loss of $319,000 or $0.24 per share, on revenue of $1,742,000 for the same period in fiscal 2005.
     Commenting on corporate performance, Mr. Carl H. Guild, Jr., President and Chief Executive Officer of TCC said, "As we had advised in the prior quarter's report, the sales slowdown we have been experiencing continued through the second quarter although revenues improved modestly by about 10%. The second quarter's revenue increase combined with a significant quarter-end backlog growth to $1,190,000 (from $200,000 on December 24, 2005) indicates that the sales outlook is improving. During the second quarter internal product development expenses increased significantly (compared to the first quarter of this fiscal year) as we intensified our effort to develop new product technologies and applications in support of market expansions. Although we expect to continue our current level of internal product investment expense, increased sales revenues in the future are expected to return TCC to profitability."
     "During the second quarter, TCC completed shipments on several important programs; DSP9000 Radio Encryption systems were shipped in support of an on-going program in Africa; the CSD3324SE Secure Telephone was shipped to an Asian country to continue the country-wide deployment of a secure telephone network initiated in 2005; the DSD72A-SP Military Bulk Encryptor was delivered to a new Asian customer for testing in support of a new network deployment; and a South American country received initial deliveries of the DSP9000 HF Radio Encryptor for integration into a new mobile communications vehicle. All of these programs are expected to expand the application of TCC's family of products and become part of on-going national procurements."

     About Technical Communications Corporation

     TCC designs, manufactures, and supports superior grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 100 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

     Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 25, 2006 and December 24, 2005, and the Company's Annual Report on Form 10-KSB for the fiscal year ended September 24, 2005.


                      Technical Communications Corporation

                    Condensed consolidated income statements

                                                  Quarter ended
                                                   (Unaudited)

                                              3/25/06       3/26/05

Net sales                                $   1,005,000  $     555,000
Gross profit                                   590,000        238,000
S, G & A expense                               425,000        386,000
Product development costs                      335,000        306,000
Operating loss                                (170,000)      (454,000)
Net loss                                 $    (159,000) $    (437,000)
Net loss per share:
         Basic                           $       (0.12) $       (0.32)
         Diluted                         $       (0.12) $       (0.32)


                                                Six months ended
                                                   (Unaudited)

                                              3/25/06       3/26/05

Net sales                                $   1,919,000  $   1,742,000
Gross profit                                 1,132,000      1,051,000
S, G & A expense                               866,000        841,000
Product development costs                      548,000        555,000
Operating loss                                (282,000)      (346,000)
Net loss                                 $    (263,000) $    (319,000)
Net loss per share:
         Basic                           $       (0.19) $       (0.24)
         Diluted                         $       (0.19) $       (0.24)


                 Condensed consolidated balance sheets

                                               3/25/06        9/25/05
                                            (Unaudited)

Cash                                     $   2,304,000  $   1,199,000
Accounts receivable, net                       114,000        973,000
Inventory                                    1,201,000      1,448,000
Other current assets                            77,000         83,000
     Total current assets                    3,696,000      3,703,000
Property and equipment, net                     88,000         99,000
   Total assets                          $   3,784,000  $   3,802,000

Accounts payable                         $     158,000  $     104,000
Accrued expenses and
 other current liabilities                     566,000        382,000

     Total current liabilities                 724,000        486,000
     Total stockholders' equity              3,060,000      3,316,000
Total liabilities and
 stockholders' equity                    $   3,784,000  $   3,802,000



     CONTACT: Technical Communications Corporation
              Chief Financial Officer
              Michael P. Malone, 978-287-5100
              www.tccsecure.com